UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report:  November 21, 1995



                                PIONEER RAILCORP
             (Exact name of Registrant as specified in its charter)



          IOWA                         33-6658-C                 37-1191206
(State or other jurisdiction         (Commission               (IRS Employer
    of incorporation)                File Number)            Identification No.)



                 1318 S. JOHANSON ROAD, PEORIA, ILLINOIS 61607
              (Address of principal executive offices) (Zip code)


Registrant's telephone number, including area code:
                                          (309) 697-1400




Item 2.  Acquisition of Assets

On or about November 8, 1995 Pioneer Railcorp, through its wholly-owned subsidiary Pioneer Railroad Equipment Co., LTD., purchased one hundred and fifty
(150) 5,200 cubic foot covered grain hopper railcars from the Norfolk and Western Railway Company. The purchase price for this transaction was $3 million. The Registrant has secured long-term, fixed-rate financing for 100% of the purchase price, and anticipates payment and final delivery of the cars to occur in early December 1995.

The Company plans to use the purchased railcars primarily on the Minnesota Central Railroad Co., a wholly-owned subsidiary of the Registrant. The Company has entered into a short-term lease for a portion of these cars to a non-affiliate, and may enter into other such leases in the future.

The Company expects earnings from the purchased railcars to be recognized through (1) additional customer loadings which otherwise may not have been realized due to the current shortage of grain hopper railcars in the railroad industry, through (2) car hire earnings generated by the railcars when they travel on non-affiliated railroads and through (3) short-term leases to non-affiliates. The Company expects that the cash flow generated from these earning activities will be more than adequate to cover the required debt servicing related to the financing of the railcars.

Item 5.  Other Events

On or about November 20, 1995, the Registrant entered into an agreement to purchase six (6) type GP-8 locomotives from Helm Financial Corporation, in exchange for $270,000 worth of the Registrant's Class A Common Stock, to be issued through an SEC Rule 144 private placement. That right to purchase was then assigned to Pioneer Railroad Equipment Co., LTD., a wholly-owned subsidiary of the Registrant. It is anticipated that the purchase and stock issuance will take place on or about November 28, 1995.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                PIONEER RAILCORP
                                  (Registrant)



DATE:  November 20, 1995



                                        ________________________________________
                                        J. Michael Carr, Chief Financial Officer